UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Iterum Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

August 14, 2024

Dear Shareholder,

You are cordially invited to our Extraordinary General Meeting of Shareholders (“EGM”) to be held at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland on September 9, 2024 at 1.30 p.m., Irish time (8.30 a.m., Eastern Time).

The purpose of the EGM is to ask shareholders to grant the board of directors an updated power under Irish law to issue shares for cash without first having to offer those shares to existing shareholders under pre-emption rights that would otherwise apply to the issuance (referred to in this letter as the “pre-emption opt-out proposal”).

As described in the accompanying proxy statement, the pre-emption opt-out proposal is required as a matter of Irish law and is not otherwise applicable to the non-Irish, Nasdaq listed companies with which we compete. The granting of this power would merely place us on par with other Nasdaq-listed companies and provide us with the flexibility to undertake the capital raising that we believe may be necessary from time to time. We strongly believe that having the option to quickly take advantage of opportunities to raise capital through share issuances for cash, to fund the continued execution of our business plans and strategies into 2025, including funding our ongoing strategic process and repayment of $14.7 million principal and interest on the outstanding 6.500% exchangeable senior subordinated notes due January 2025 (the "Exchangeable Notes"), is critical to our success including, in the event that our ongoing strategic process does not result in any type of transaction, bringing oral sulopenem, if approved, to the market. Without the disapplication of pre-emption rights, our ability to raise additional capital for cash is severely limited which in itself may impact our ability to execute other corporate, strategic, financial and financing alternatives and remain listed on the Nasdaq Capital Market.

The enclosed Notice of EGM and the accompanying proxy statement set forth more details on the pre-emption opt-out proposal that will be presented at the meeting. Our board of directors unanimously recommends a vote “FOR” Proposal No. 1 as set forth in the proxy statement.

We hope that you will participate in the meeting by voting through acceptable means as described in this proxy statement as promptly as possible. Your vote is important – so please exercise your right.

Sincerely,

____________________________

Corey N. Fishman

President and Chief Executive Officer

This proxy statement and the enclosed proxy card are being made available to shareholders on or about August 14, 2024.

ITERUM THERAPEUTICS PLC

Fitzwilliam Court, 1st Floor

Leeson Close

Dublin 2

Ireland

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

to be held on September 9, 2024

An Extraordinary General Meeting of Shareholders (the “EGM”) of Iterum Therapeutics plc, an Irish public limited company (the “Company”), will be held on September 9, 2024, beginning at 1.30 p.m., Irish time (8.300 a.m., Eastern Time), at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland to consider and act upon the following matters:

1.
To grant the board of directors authority under Irish law to issue shares (including rights to acquire shares) for cash without first offering those shares to existing shareholders under pre-emption rights that would otherwise apply to the issuance. We refer to this proposal as the pre-emption opt-out proposal.
2.
To conduct any other business properly brought before the EGM or any adjournment or postponement thereof.

Proposal No. 1 is a special resolution requiring at least 75% of the votes cast at the meeting to be approved. Proposal No.1 is more fully described in this proxy statement.

Shareholders of record at the close of business on August 9, 2024 will be entitled to notice of and to vote at the EGM or any adjournment or postponement thereof. The closing of the Company’s rights offering, the terms of which were disclosed in the Company’s Registration Statement on Form S-1 (No. 333-280045), as amended (the “Rights Offering”), occurred on August 9, 2024. This proxy statement and an enclosed proxy card are being mailed on or about August 14, 2024.

If you only received a Notice of Internet Availability of Proxy Materials, (“Notice”), by mail or e-mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will provide you with instructions on how to access and view the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote online or by telephone. If you received a Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. The Notice is being mailed to our shareholders on or about August 14, 2024 and sent by e-mail to our shareholders who have opted for such means of delivery on or about August 14, 2024.

By order of the Board of Directors,

_________________________

Louise Barrett

Secretary

Dublin, Ireland

August 14, 2024

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YOU MAY OBTAIN ADMISSION TO THE EGM BY IDENTIFYING YOURSELF AT THE EGM AS A SHAREHOLDER AS OF THE RECORD DATE. IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A “LEGAL PROXY” OR A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON AUGUST 9, 2024 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU EXPECT TO ATTEND THE EGM, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD OR, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE PROVIDED ENVELOPE. TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE EGM, NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

A SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE EGM IS ENTITLED, USING THE PROXY CARD PROVIDED (OR IN THE FORM IN SECTION 184 OF THE IRISH COMPANIES ACT 2014), TO APPOINT ONE OR MORE PROXIES TO ATTEND, SPEAK AND VOTE INSTEAD OF HIM OR HER AT THE EGM. A PROXY NEED NOT BE A SHAREHOLDER OF RECORD.

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ITERUM THERAPEUTICS PLC

Fitzwilliam Court, 1PstP Floor

Leeson Close

Dublin 2

Ireland

PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 9, 2024 AT 3 Dublin Landings, North Wall Quay, Dublin 1, IRELAND

Notice Regarding the Availability of Proxy Materials

for an Extraordinary General Meeting of Shareholders

to be held on September 9, 2024

This proxy statement is available at

https://central.proxyvote.com/pv/web

for viewing, downloading and printing.

This proxy statement as filed with the Securities and Exchange Commission (“SEC”) and an enclosed proxy card are being mailed on or about August 14, 2024, to holders of record as of the close of business on August 9, 2024.

INFORMATION ABOUT THE Extraordinary General Meeting and voting

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “board of directors” or the “board”) of Iterum Therapeutics plc (the “Company,” “Iterum,” “we” or “us”) for use at an Extraordinary General Meeting of Shareholders (the “EGM”) to be held on September 9, 2024, beginning at 1.30 p.m., Irish time (8.30 a.m., Eastern Time), at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland and at any adjournment or postponement thereof. On August 9, 2024, the record date for the determination of shareholders entitled to vote at the EGM, there were issued, outstanding and entitled to vote an aggregate of 22,705,994 of our ordinary shares, nominal value $0.01 per share (“ordinary shares”), which amount includes 6,121,965 ordinary shares issued upon the closing of the Rights Offering. Each ordinary share entitles the record holder thereof to one vote on the matter to be voted on at the EGM.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:

(1)
You may vote over the Internet. You may vote your shares by following the “Online” instructions on the enclosed proxy card. If you vote over the Internet, you do not need to vote by telephone or complete and mail your proxy card. The internet voting facilities for eligible shareholders of record will close at 4.59 a.m., Irish time on September 9, 2024 (11.59 pm, Eastern Time on September 8, 2024).

(2)
You may vote by telephone. You may vote your shares by following the “Phone” instructions on the enclosed proxy card. If you vote by telephone, you do not need to vote over the Internet or complete and mail your proxy card. If you vote by telephone, your use of that telephone system, and specifically the entry of your pin number/other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act 2014, of each of David G. Kelly, Louise Barrett and Kevin Dalton as your proxy to vote your shares on your behalf in accordance with your telephone instructions. The telephone voting facilities for eligible shareholders of record will close at 4.59 a.m., Irish time on September 9, 2024 (11.59 pm, Eastern Time on September 8, 2024).

(3)
You may vote by mail. You can vote by completing, dating and signing the proxy card provided to you and promptly mailing it in the provided postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone. We must receive the completed proxy card by 5.00 p.m., Irish time (12.00 p.m., Eastern Time), on September 6, 2024.

(4)
You may vote in person. If you attend the EGM, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the EGM. Ballots will be available at the EGM. You may obtain directions to the location of the EGM by requesting them in writing or by telephone as follows: c/o Secretary, Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland, Phone: +353 1 6694820.

All proxies that are executed and delivered by mail or in person or are otherwise submitted online or by telephone will be voted on the matter set forth in the accompanying Notice of Extraordinary General Meeting of Shareholders in accordance with the shareholders’ instructions. However, if no choice is specified on a proxy as to the proposal, the proxy will be voted in accordance with the board of directors’ recommendation on the proposal as set forth in this proxy statement. All proxies will be forwarded to our registered office electronically.

After you have submitted a proxy, you may still change your vote and revoke your proxy prior to the EGM by doing any one of the following things:

•
submitting a new proxy by following the “Online” or “Phone” instructions on the enclosed proxy card at a date later than your previous vote but prior to the voting deadline (which is 4.59 a.m., Irish time on September 9, 2024 (11.59 pm, Eastern Time on September 8, 2024));

•
signing another proxy card and either arranging for delivery of that proxy card by mail to our registered office prior to the start of the EGM, or by delivering that signed proxy card in person at the EGM;

•
giving our Secretary a written notice before or at the EGM that you want to revoke your proxy; or

•
voting in person at the EGM.

Your attendance at the EGM alone will not revoke your proxy.

If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which we collectively refer to in this proxy statement as “brokerage firms,” your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because many brokerage firms are member organizations of the New York Stock Exchange (“NYSE”), the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it may still be able to vote your shares with respect to certain “discretionary” items. Proposal No. 1 is expected to be considered a discretionary item under NYSE rules and therefore your brokerage firm may be able to vote on that item even if it does not receive instruction from you, provided it holds your shares in its name. In the event a bank, broker or other nominee record holder determines that it does not have authority or otherwise does not exercise discretionary authority to vote on Proposal No. 1, it may deliver “broker non-votes” for such shares.

If your shares are held in street name, you must bring an account statement from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (August 9, 2024) to be admitted to the EGM. To be able to vote your shares held in street name at the EGM, you will need to request a “legal proxy” from the bank, broker or nominee.

Votes Required

One or more Members (as defined in our Constitution) whose name is entered in our register of members as a registered holder of our ordinary shares, present in person or by proxy (whether or not such Member actually exercises his voting rights in whole, in part or at all), holding not less than a majority of our issued and outstanding ordinary shares entitled to vote at the EGM, will constitute a quorum for the transaction of business at the EGM. Ordinary shares represented in person or by proxy (including any “broker non-votes” as described above) and shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for the purposes of determining whether a quorum is present at the EGM. The following votes are required for approval of the proposal being presented at the EGM:

Proposal No. 1: To grant the board of directors authority under Irish law to allot and issue shares (including rights to acquire shares) for cash without first offering those shares to existing shareholders under pre-emption rights that would otherwise apply to the issuance. The affirmative vote of the holders of ordinary shares representing at least 75% of the votes cast on the matter and voting affirmatively or negatively is required in order to grant the board of directors authority under Irish law to issue shares (including rights to acquire shares) for cash without first offering those shares to existing shareholders under pre-emption rights that would otherwise apply to the issuance.

Shares that abstain from voting as to a particular matter and any broker non-votes will not be counted as votes in favor of such matter and will also not be counted as shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on the proposal referenced above.

share ownership of certain beneficial owners and management

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of August 9, 2024 by:

(a)
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares;
(b)
each of our named executive officers;
(c)
each of our directors; and
(d)
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including share options that are exercisable within 60 days of August 9, 2024, restricted share units that vest within 60 days of August 9, 2024, shares issuable upon exercise of warrants within 60 days of August 9, 2024, and shares issuable upon exchange of our outstanding Exchangeable Notes (assuming physical settlement), which are exchangeable within 60 days of August 9, 2024. Our ordinary shares issuable pursuant to share options, restricted share units, warrants and Exchangeable Notes, but not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes, are deemed outstanding for computing the percentage of the person holding such share options, restricted share units, warrants or Exchangeable Notes and the percentage of any group of which the person is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all ordinary shares shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act of 1933, as amended. Percentage ownership is based on 22,705,994 ordinary shares outstanding on August 9, 2024. Except as otherwise set forth below, the address of the beneficial owner is c/o Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Principal Shareholders:
Entities affiliated with New Leaf Ventures(1)	1,242,577	5.3%
Directors and Named Executive Officers:
Corey N. Fishman(2)	402,768	1.8%
Judith M. Matthews(3)	58,902	*
Sailaja Puttagunta	10,369	*
Michael Dunne, MD(4)	382,448	1.7%
Beth P. Hecht	18,839	*
Ronald M. Hunt(5)	1,300,809	5.5%
David G. Kelly(6)	54,323	*
All current executive officers and directors as a group (6 persons)(7))	2,218,089	9.2%
* less than 1%

(1) Consists of (i) 253,898 shares reported as beneficially owned by New Leaf Venture III, L.P. (“NLV-III”), New Leaf Venture Associates III, L.P. (“NLVA-III LP”) and New Leaf Venture Management III, L.L.C. (“NLVM-III LLC”), of which each such entity reports sole voting power with respect to 253,898, shared voting power with respect to zero shares, sole dispositive power with respect to 253,898 shares and shared dispositive power with respect to zero shares, (ii) 91,122 shares held by New Leaf Biopharma Opportunities II, L.P. (“NBPO-II”), New Leaf BPO Associates II, L.P. (“NBPO-IIA”) and New Leaf BPO Management II, L.L.C. (“NBPO-IIM”), of which each such entity reports sole voting power with respect to 91,122 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 91,122 shares and shared dispositive power with respect to zero shares, (iii) 386,884 shares issuable to NLV-III and 138,773 shares issuable to NBPO-II on exchange of the Exchangeable Notes held by them and exchangeable within 60 days of August 9, 2024 (assuming physical settlement), and (iv) 273,679 shares issuable to NLV-III and 98,221 shares issuable to NBPO-II pursuant to warrants exercisable within 60 days of August 9, 2024. NLVA-III LP is the general partner of NLV-III and NLVM-III LLC is the general partner of NLVA-III LP. NBPO-IIA is the general partner of NBPO-II and NBPO-IIM is the general partner of NBPO-IIA. Mr. Hunt, a member of our board of directors, and Vijay K. Lathi are individual managers of NLVM-III LLC and individual managers of NPBO-IIM, and as a result may be deemed to have shared power to vote and dispose of these shares. The address for each of the reporting persons other than Vijay K. Lathi is c/o New Leaf Venture Partners, 420 Lexington Avenue, Suite 408, New York, NY 10170. The address for Vijay K. Lathi is c/o New Leaf Venture Partners, 2730 Sand Hill Road, Suite 110, Menlo Park, CA 94025. We obtained certain of the information regarding beneficial ownership of these shares from Schedule 13D/A that was filed with the SEC on February 21, 2021.

(2) Consists of (a) 137,062 shares beneficially owned by Mr. Fishman, and (b) 123,919 shares issuable to Mr. Fishman pursuant to warrants exercisable within 60 days of August 9, 2024; and (c) 141,787 shares issuable to Mr. Fishman pursuant to share options exercisable within 60 days of August 9, 2024.

(3) Consists of (a) 8,135 shares beneficially owned by Ms. Matthews, and (b) 50,767 shares issuable to Ms. Matthews pursuant to share options exercisable within 60 days of August 9, 2024.
(4) Consists of (a) 220,001 shares beneficially owned by Dr. Dunne, and (b) 162,447 shares issuable to Dr. Dunne pursuant to warrants exercisable within 60 days of August 9, 2024.

(5) Consists of (a) 14,346 shares beneficially owned by Mr. Hunt, (b) 43,886 shares issuable to Mr. Hunt pursuant to share options exercisable within 60 days of August 9, 2024; and (c) (i) 253,898 shares reported as beneficially owned by New Leaf Venture III, L.P. (“NLV-III”), New Leaf Venture Associates III, L.P. (“NLVA-III LP”) and New Leaf Venture Management III, L.L.C. (“NLVM-III LLC”), of which each such entity reports sole voting power with respect to 253,898, shared voting power with respect to zero shares, sole dispositive power with respect to 253,898 shares and shared dispositive power with respect to zero shares, (ii) 91,122 shares held by New Leaf Biopharma Opportunities II, L.P. (“NBPO-II”), New Leaf BPO Associates II, L.P. (“NBPO-IIA”) and New Leaf BPO Management II, L.L.C. (“NBPO-IIM”), of which each such entity reports sole voting power with respect to 91,122 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 91,122 shares and shared dispositive power with respect to zero shares, (iii) 386,884 shares issuable to NLV-III and 138,773 shares issuable to NBPO-II on exchange of the Exchangeable Notes held by them and exchangeable within 60 days of August 9, 2024 (assuming physical settlement), and (iv) 273,679 shares issuable to NLV-III and 98,221 shares issuable to NBPO-II pursuant to warrants exercisable within 60 days of August 9, 2024. NLVA-III LP is the general partner of NLV-III and NLVM-III LLC is the general partner of NLVA-III LP. NBPO-IIA is the general partner of NBPO-II and NBPO-IIM is the general partner of NBPO-IIA. Mr. Hunt, a member of our board of directors, and Vijay K. Lathi are individual managers of NLVM-III LLC and individual managers of NPBO-IIM, and as a result may be deemed to have shared power to vote and dispose of these shares. The address for each of the reporting persons other than Vijay K. Lathi is c/o New Leaf Venture Partners, 420 Lexington Avenue, Suite 408, New York, NY 10170. The address for Vijay K. Lathi is c/o New Leaf Venture Partners, 2730 Sand Hill Road, Suite 110, Menlo Park, CA 94025. We obtained certain of the information regarding beneficial ownership of these shares from Schedule 13D/A that was filed with the SEC on February 21, 2021.

(6) Consists of (a) 2,473 shares beneficially owned by Mr. Kelly and (b) 51,850 shares issuable to Mr. Kelly pursuant to share options exercisable within 60 days of August 9, 2024.

(7) Includes (a) 745,876 shares held by the current directors and executive officers and their affiliates, (b) 288,290 shares issuable to the current directors and executive officers pursuant to share options exercisable within 60 days of August 9, 2024, (c) 658,266 shares issuable to the current directors and their affiliates pursuant to warrants exercisable within 60 days of August 9, 2024, and (d) 525,657 shares issuable to affiliates of current directors on exchange of the Exchangeable Notes within 60 days of August 9, 2024 (assuming physical settlement).

MATTER TO BE VOTED ON

PROPOSAL NO. 1: BOARD AUTHORITY TO ALLOT AND ISSUE SHARES (INCLUDING RIGHTS TO ACQUIRE SHARES) FOR CASH WITHOUT FIRST OFFERING THOSE SHARES TO EXISTING SHAREHOLDERS UNDER PRE-EMPTION RIGHTS THAT WOULD OTHERWISE APPLY TO THE ISSUANCE

We are asking our shareholders to empower the board to allot and issue the authorized but unissued share capital of the Company (including rights to acquire such shares) for cash without first having to offer them to all existing shareholders in accordance with the statutory pre-emption right under the Irish Companies Act 2014 which would otherwise apply to such issuances.

Overview

•
Under Irish law, before a company can issue shares or other securities convertible into or exercisable or exchangeable for shares, for cash, the company must first offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis. This is commonly referred to as the statutory pre-emption right.

•
The statutory pre-emption right can be dis-applied, or opted-out of, by approval of the shareholders in order to give boards the ability to more efficiently and cost-effectively access the capital markets. These opt-out approvals are typically valid for a maximum period of five years, as allowable under Irish law.

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This pre-emption opt-out approval is required solely because we are incorporated in Ireland. Companies incorporated in the United States are not subject to similar share issuance restrictions. Instead, U.S. investors generally appear to accept that companies often need to access capital markets quickly, and that potential concerns associated with affording boards flexibility in this respect are adequately protected against by other factors, including the Nasdaq shareholder approval requirements applicable to certain share issuances, which we are also subject to as a Nasdaq listed company.

•
Shareholder approval of the pre-emption opt-out proposal does not mean that our board would have no limits on future share issuances. We are subject to the full reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, and as such, approval of this authority would not exempt us from applicable Nasdaq shareholder approval requirements or compliance with applicable SEC disclosure rules and other regulations. For example, Nasdaq rules generally require shareholder approval in the following circumstances, which will continue to apply, even if the pre-emption opt-out is granted:

o
any issuance or potential issuance that will result in a “change of control” (generally a transaction which results in an investor or group of affiliated investors obtains a 20% interest in our voting securities or the right to obtain a 20% interest in our voting securities); and

o
issuances that exceed 20% of the pre-transaction total shares outstanding which are sold at a discount (meaning a price that is the lower than (1) the closing price immediately preceding the signing of the transaction agreement; or (2) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the transaction agreement).

•
Pursuant to a resolution passed at our extraordinary general meeting held on January 28, 2021, our board is currently authorized to allot and issue up to 20,000,000 ordinary shares and 100,000,000 preferred shares (the “Previously Exempt Shares”) for cash without first offering those shares to our existing shareholders under the pre-emption opt out authority until January 26, 2026 (the “Existing Pre-Emption Authority”). As of August 9, 2024, there are 759,854 ordinary shares remaining unissued or unreserved from this Existing Pre-Emption Authority and therefore available for issuance.

•
In May 2023 at our annual general meeting of shareholders (the “2023 AGM”), our shareholders granted our board of directors authority to allot and issue up to an additional 60,000,000 ordinary shares for cash. As noted above, as required by Irish law, our shareholders must vote to waive or opt-out of the pre-emption rights related to these additional 60,000,000 ordinary shares. We asked our shareholders to approve the disapplication of statutory pre-emption rights over the additional 60,000,000 ordinary shares and extend the Existing Pre-Emption Authority for the Previously Exempt Shares for a period of five years from the date of the 2023 AGM but we did not receive approval for this proposal at the 2023 AGM. We asked our shareholders again to approve the disapplication of statutory pre-emption rights over the additional 60,000,000 ordinary shares and extend the Existing Pre-Emption Authority for the Previously Exempt Shares for a period of five years at our extraordinary general meeting on August 1, 2023 (the “August EGM”) but we did not receive approval for this proposal at the August EGM. At an extraordinary general meeting on January 30, 2024 (the “January EGM”), we asked our shareholders to approve the allotment and issue of an additional 5,000,000 ordinary shares for cash without first offering those shares to our existing shareholders, with such authority expiring 18 months from the January EGM. We did not, however, receive the affirmative vote of at least 75% of the votes cast as required under Irish law for the passing of special resolutions at the January EGM.

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The granting of the pre-emption opt-out authority eliminates the competitive disadvantage we are placed at compared to non-Irish, Nasdaq listed public companies and the risks associated with seeking transaction-specific shareholder approvals or having to first offer those shares that we propose to issue for cash to all of our existing shareholders in a time-consuming and costly pro-rata rights offering. For example, on July 22, 2024, we launched a pro rata rights offering to existing shareholders and holders of warrants with a contractual right to participate in the securities offering which had not been waived (such warrants, “eligible warrants” and such holders “eligible warrant holders”) to fund our ongoing strategic process, support the ongoing review of our new drug application for oral sulopenem for the treatment of uncomplicated urinary tract infection (“uUTIs”) and other general corporate and working capital purposes which may include repayment of the Exchangeable Notes due in January 2025. In connection with the rights offering, each shareholder and eligible warrant holder received one subscription right for every ordinary share owned and every ordinary share issuable upon exercise of eligible warrants at 5:00 p.m., Eastern Time, on July 16, 2024, entitling its holder to purchase 0.50 units. Each whole unit consisted of (a) one ordinary share, (b) a warrant to purchase 0.50 ordinary shares, at an exercise price of $1.21 per whole ordinary share from the date of issuance through its expiration one year from the date of issuance (the “1-year warrant”) and (c) a warrant to purchase one ordinary share, at an exercise price of $1.21 per whole ordinary share from the date of issuance through its expiration five years from the date of issuance (the “5-year warrant”). Each subscription right entitled its holder to purchase 0.50 Units, at a subscription price of $0.605 per 0.50 Units, consisting of (i) 0.50 ordinary shares, (ii) a 1-year warrant to purchase 0.25 ordinary shares, and (iii) a 5-year warrant to purchase 0.50 ordinary shares, which we refer to as the “basic subscription right”. The Rights Offering closed on August 9, 2024 and resulted in aggregate net proceeds, after deducting estimated fees and expenses (including dealer-manager fees), of approximately $5.8 million in the aggregate (assuming no exercise of the any warrants included in the Units being offered and sold by us in the Rights Offering). The Rights Offering was time-consuming and costly, taking approximately 3.5 months to implement and with costs in excess of $1.6 million (including dealer-manager fees).

•
The Company continues to require capital to fund its operations and expenditure requirements including for repayment of the Exchangeable Notes due in January 2025, with $14.7 million principal and interest payable in respect thereof on January 31, 2025.

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On April 3, 2024, the Company received a letter from Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was not in compliance with Nasdaq Listing Rule 5550(b)(1), because (i) the stockholders’ equity (deficit) of the Company of ($6,403,000) as of December 31, 2023, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, was below the minimum stockholders’ equity requirement of $2,500,000 and (ii) the Company did not, as of April 3, 2024, meet the alternatives standards of market value of listed securities or net income from continuing operations for compliance with Nasdaq Listing Rule 5550(b)(1). The letter indicated that the Company had a period of 45 calendar days from the date of the letter to submit a plan to regain compliance. The Company submitted its plan to regain compliance to Nasdaq on May 20, 2024, including proposals to raise equity finance to meet the minimum stockholders’ equity requirement. On May 29, 2024, the Company received a letter from Nasdaq notifying the Company that Nasdaq had reviewed the Company’s plan for regaining compliance with Nasdaq Listing Rule 5550(b)(1) and granted the Company a 180-calendar day extension from April 3, 2024 (or until September 30, 2024) to evidence compliance with Nasdaq Listing Rule 5550(b)(1). If we fail to evidence compliance with Nasdaq Listing Rule 5550(b)(1) on or before September 30, 2024, we may be subject to delisting. Were this to occur, Nasdaq will provide us notice that our ordinary shares are to be subject to delisting. At that time, we may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if we do appeal any delisting determination by Nasdaq to the panel, that such appeal would be successful.

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To better ensure the Company can regain compliance with Nasdaq Listing Rule 5550(b)(1) by raising additional equity capital efficiently, continue its strategic process, repay the Exchangeable Notes due in January 2025, with $14.7 million principal and interest payable in respect thereof on January 31, 2025, and, if the strategic process does not result in a transaction and the Company’s new drug application (“NDA”) for oral sulopenem for the treatment of uUTIs in adult women is approved by the U.S. Food and Drug Administration (“FDA”), fund the costs of establishing commercial manufacturing arrangements for the commercial launch of oral sulopenem, we are asking shareholders to approve the allotment and issue of the authorized but unissued share capital of the Company for cash without first having to offer them to all existing shareholders, with such authority expiring on May 3, 2028, as the Existing Pre-Emption Authority is not adequate for our capital requirements in the short term including to fund our ongoing strategic process and repayment of the Exchangeable Notes in January 2025.

Certain Effects of this Proposal

If Proposal No. 1 is approved, it will give us more flexibility to issue shares, including through capital raises, and to continue to fund our ongoing operations.

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Based on our current business plans and strategy we expect that we will need to raise additional capital. Our specific capital requirements in the short term will depend on numerous factors, including, without limitation, the timing and costs associated with the ongoing review by the FDA of our NDA for oral sulopenem for the treatment of uUTIs; repayment of the Exchangeable Notes, with $14.7 million principal and interest payable in respect thereof on January 31, 2025; the costs associated with our ongoing strategic process, the costs of establishing commercial manufacturing arrangements, in the event that our strategic process to sell, license, or otherwise dispose of our rights to oral sulopenem to maximize value for our stakeholders, does not result in any type of transaction; the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and the timing, receipt, and amount of revenues or royalties, if any, from any approved drug candidates. Additionally, if our NDA for oral sulopenem for the treatment of uUTIs is approved by the FDA, we will become obligated to pay Pfizer a regulatory milestone payment of $20 million, which amount may be deferred for two years, subject to accruing interest of 8% daily compounded until paid in full.

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Approval of Proposal No. 1 would provide us with the ability to more efficiently and cost-effectively access the capital that we believe is necessary for us to continue to execute on our business plans and strategy in the short term and help ensure the Company can regain compliance with Nasdaq Listing Rule 5550(b)(1), continue its strategic process, repay the Exchangeable Notes, with $14.7 million principal and interest payable in respect thereof on January 31, 2025 and, if the strategic process does not result in a transaction and the Company’s NDA for oral sulopenem for the treatment of uUTIs in adult women is approved by the FDA, fund the costs of establishing commercial manufacturing arrangements for the commercial launch of oral sulopenem.

If Proposal No. 1 is not approved, our ability to raise additional capital and continue growing our business would be severely limited and we would be subject to increased insolvency risk.

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We are currently severely limited in the number of authorized and unissued ordinary shares we can offer for cash under the Existing Pre-emption Authority granted on January 28, 2021. If Proposal No. 1 is not approved, we would be limited under the Existing Pre-emption Authority to issuing only 759,854 ordinary shares (or rights to acquire such ordinary shares) for cash until January 26, 2026 without first offering such ordinary shares to our existing shareholders, based on the amount of authorized ordinary shares unissued or unreserved and therefor available for issuance under the Existing Pre-emption Authority as of August 9, 2024. If we do not have the ability to raise additional capital, including through the issuance of shares for cash, to fund our operating expenses and capital expenditure requirements through January 2025, the Company will be will be severely limited in its ability to continue as a going concern and subject to major insolvency risk which may result in the bankruptcy, reorganization and/or the break-up of the Company which in turn would most likely lead to a significant destruction of shareholder value, including dilution or even an elimination of shareholders’ interests in the Company.
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As of June 30, 2024, we had cash, cash equivalents and short-term investments of $11.7 million, and as of August 14, 2024, we expected that our existing cash resources together with the net proceeds from the Rights Offering will be sufficient to enable us to fund our operations into 2025. Based solely on the last reported sale price of our ordinary shares on Nasdaq on August 9, 2024 of $1.18 per share, and assuming we issue for cash the maximum number of ordinary shares we are currently authorized to issue for cash pursuant to our existing authority, the maximum aggregate gross cash proceeds that we could potentially raise is $896,627.

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In the event we are not able to obtain such shareholder approval of the disapplication of pre-emption rights at the EGM, we will continue to be limited in the amount of ordinary shares we may sell for cash in any capital raising transaction without first offering those shares to all of our existing shareholders, similar to the Rights Offering, which would be an onerous, drawn out and costly process for the company particularly given our very large shareholder base. This will also impact our ability to regain compliance with Nasdaq Listing Rule 5550(b)(1) and/or our ability to appeal any delisting determination by Nasdaq to the panel.

The statutory pre-emption right applies only to share issuances for cash consideration; accordingly, it does not apply where we issue shares for non-cash consideration (such as in a share exchange transaction or in any transaction in which property other than cash is received by us in payment for shares) or, where we issue shares to employees pursuant to our employee equity compensation plans.

The text of the resolution in respect of this proposal is as follows:

“THAT the Company’s directors be and are, with effect from the passing of this resolution, hereby empowered pursuant to Section 1023 of the Irish Companies Act 2014 to allot equity securities (including rights to acquire equity securities) within the meaning of the said Section 1023 for cash pursuant to the authority conferred by shareholders at the Company’s annual general meeting on May 3, 2023 up to an aggregate nominal amount equal to the authorized but unissued share capital of the Company as at the date of this resolution as if Section 1022 of the Irish Companies Act 2014 did not apply to any such allotment provided that this authority shall expire on May 3, 2028, unless previously renewed, varied or revoked and provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Company’s directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this resolution had not expired.”

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THIS PRE-EMPTION OPT-OUT PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE PRE-EMPTION OPT-OUT PROPOSAL.

OTHER MATTERS

The board of directors knows of no other business which will be presented at the EGM. If any other business is properly brought before the EGM, proxies will be voted in accordance with the judgment of the persons named therein.

Solicitation of Proxies

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. In addition to the solicitation of proxies by mail, we expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. Our directors, officers and employees may also, without additional remuneration, solicit proxies in person or by use of other communications media.

Householding of Annual and Extraordinary Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that unless otherwise instructed only one copy of our proxy statement may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of any such document to any shareholder upon request submitted in writing to us at Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland, Attention: Investor Relations, or orally by calling +353 1 6694820. Any shareholder who wants to receive separate copies of the proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or phone number.

Shareholder Proposals for 2025 Annual General Meeting of Shareholders

Proposals of shareholders intended to be presented at our 2025 annual general meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our offices at c/o Secretary, Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland, no later than December 27, 2024, in order to be included in the proxy statement and proxy card relating to that meeting.

In addition, shareholders who intend to present matters for action at our 2025 annual general meeting or nominate directors for election to our board of directors (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our Constitution. For such matters under our Constitution, proper written notice must be received by our secretary at our registered office at the address noted above, no earlier than December 27, 2024 and no later than January 26, 2025; except if the date of the 2025 annual general meeting is changed by more than thirty (30) days from the first anniversary date of the 2024 annual general meeting, the shareholder’s notice must be so received no earlier than one hundred and twenty (120) days prior to such annual general meeting and no later than the close of business on the later of (i) the 90th day prior to such annual general meeting or (ii) the 10th day following the day on which a public announcement of the date of the annual general meeting is first made.

In addition to satisfying the requirements of the advance notice provisions of our Constitution, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at our 2025 annual general meeting must provide us with the information required by Rule 14a-19(b) under the Exchange Act.

Important Notice of the Internet Availability of Proxy Materials for the Extraordinary General Meeting:

The Notice and Proxy Statement are available at https://central.proxyvote.com/pv/web.

SCAN TO VIEW MATERIALS & VOTE ITERUM THERAPEUTICS PLC FITZWILLIAM COURT, 1st FLOOR LEESON CLOSE DUBLIN 2, IRELAND VOTE ONLINE - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 4:59 a.m., Irish time on September 9, 2024 (11:59 p.m., Eastern time on September 8, 2024). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 4:59 a.m., Irish time on September 9, 2024 (11:59 p.m., Eastern time on September 8, 2024). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive the completed proxy card by 5:00 p.m., Irish time (12:00 p.m., Eastern time) on September 6, 2024. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V55320-S95737 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ITERUM THERAPEUTICS PLC The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 1. To grant the board of directors authority under Irish law to allot and issue shares (including rights to acquire shares) for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance. Note: If any other matters properly come before the meeting or any adjournment thereof, the person(s) named in this proxy will vote in their discretion in accordance with applicable law or rule. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting: The Proxy Materials are available at www.proxyvote.com. V55321-S95737 ITERUM THERAPEUTICS PLC Extraordinary General Meeting of Shareholders September 9, 2024 1:30 PM Irish time 3 Dublin Landings North Wall Quay Dublin 1, Ireland This proxy is solicited by the Board of Directors The undersigned shareholder(s), revoking all prior proxies, hereby appoint(s) David G. Kelly, Louise Barrett and Kevin Dalton, or any of them, as proxies, each with the power of substitution, and hereby authorise(s) them to represent and vote all of the ordinary shares of Iterum Therapeutics plc that the undersigned is/are entitled to vote, with all the powers which the undersigned would possess if personally present, at the Extraordinary General Meeting of Shareholders of Iterum Therapeutics plc to be held on September 9, 2024, or at any postponement or adjournment thereof. A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her at the Extraordinary General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than David G. Kelly or Louise Barrett or Kevin Dalton, please contact our Company Secretary. Any such nominated proxy must attend the Extraordinary General Meeting in person in order for your votes to be cast. Shares represented by this proxy will be voted by the Proxies in the manner directed. If no such directions are indicated, the Proxies will have authority to vote FOR the Proposal. In their discretion, the Proxies are authorised to vote upon such other business as may properly come up before the meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side

PRELIMINARY COPY SUBJECT TO COMPLETION Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting: The Proxy Materials are available at www.proxyvote.com. V55321-TBD ITERUM THERAPEUTICS PLC Extraordinary General Meeting of Sord. If you wish to nominate a proxy other than David G. Kelly or Louise